Exhibit 99.II-1(i)

BBI Approved Share Option Scheme

Index to rules

1	Definitions

2	Participation

3	Restrictions on the granting of options

4	Rights to exercise options

5	Lapse of options

6	Exercise of options

7	Takeovers, reconstructions and amalgamations

8	Exchange of options

9	Winding-up

10	Adjustment of options

11	Expenses

12	Administration

13	General

14	Modifications and alterations to the scheme

15	Trustees

16	Requests for information

17	Termination

RULES OF THE BBI APPROVED SHARE OPTION SCHEME

1              Definitions

1.1           In this Scheme the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of Parliament shall include any modification, consolidation, re-enactment or extension of it:

‘Acquiring Company’ a company which obtains Control of the Company in accordance with rule 8

‘Act’ Income Tax (Earnings and Pensions) Act 2003

‘Admission’ admission of the Shares (including the Placing Shares) to trading on the Alternative Investment Market becoming effective in accordance with Rule 6 of the rules of the London Stock Exchange

‘Any Other Employee Share Scheme’ any scheme or plan adopted by the Company or any associated company (as defined by paragraph 35(1) of the Schedule) of the Company which provides for the acquisition of Shares by Directors and employees of the Company and/or any Subsidiary at the discretion of the Company its Directors or any other person or which provides for the acquisition of Shares by Directors or employees of the Company and/or any Subsidiary to the exclusion of any other employees of the Company and/or any Subsidiary (other than this Scheme and for the avoidance of doubt any profit sharing scheme or plan or any savings related share option scheme or plan respectively approved by the Board of the Inland Revenue under the provisions of the Act)

‘Any Other Option Scheme’ any scheme or plan (other than this Scheme and any savings-related share option scheme) adopted by the Company which provides for the granting of options to employees

‘the Auditors’ the auditors (acting as experts and not arbitrators) for the time being of the Company or in the event of there being joint auditors such one of them as the Directors shall select

‘Balance Option Certificate’ the certificate issued to an Option Holder in accordance with rule 6.3

‘Business Day’ a day on which mid-market spot currency rates against pounds sterling are published in the ‘Financial Times’

‘the Company’ BBI Holdings plc (registered in England No 3898291)

‘Close Company’ the meaning given to that expression by section 832(1) of ICTA

‘Control’ the meaning given to that expression by section 719 of the Act

‘Date of Adoption’ the date on which the Board of the Inland Revenue approves this Scheme under the provisions of paragraph 1 of the Schedule

‘Date of Announcement’ the date on which the Company makes a preliminary announcement of its results for the last preceding financial year, half year or other period

‘Date of Grant’ the date upon which the Directors issue an Option Certificate in accordance with rule 2.5

‘Dealing Day’ a day on which the London Stock Exchange is open for the transaction of business

‘Directors’ the directors for the time being of the Company or the directors present at a duly convened meeting of the directors or of a duly appointed committee of the directors at which a quorum is present including, without limiting the generality of the foregoing, the Remuneration Committee

‘Eligible Employee’ any person who is an employee or a Full Time Director of the Company and/or any Subsidiary at the Date of Grant, and has not had during the preceding 12 months a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a consortium which owns the Company

‘Employees Share Scheme’ any employees’ share scheme or plan within the meaning of section 743 of the Companies Act 1985

‘Employment’ employment by the Company and/or any Subsidiary and/or for the purpose of rule 8 any Acquiring Company or a company under the Control of the Acquiring Company

‘Exercise Condition’ a condition attaching to an option in accordance with rule 2.2

‘FSMA’ the Financial Services and Markets Act 2000

‘Full Time’ solely for the purposes of this Scheme in relation to a Director means required to devote substantially the whole of his time and attention to the affairs of the Company and/or any Subsidiary and to work not less than 25 hours per week (excluding meal breaks) for the Company and/or any Subsidiary

‘Group’ the Company and its Subsidiaries from time to time

‘ICTA’ Income and Corporation Taxes Act 1988

‘Issue or Re-Organisation’ any issue of shares or other securities of the Company (other than as consideration for an acquisition) and/or any capitalisation, consolidation, sub-division or reduction of share capital in the Company or any other variation in the share capital of the Company

‘London Stock Exchange’ the London Stock Exchange plc

‘Market Value’ such value per Share as the Directors determine in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares Valuation of the Inland Revenue as the market value thereof or if the Shares are at that time listed on the London Stock Exchange shall be the middle market quotation of a Share as derived from the London Stock Exchange Daily Official List on the Dealing Day immediately preceding the relevant Date of Grant

‘Material Interest’ the meaning given to the expression by paragraph 9 of the Schedule

‘Model Code’ the model code for transactions in securities by directors and relevant employees published from time to time by the UKLA and/or any other code of dealing adopted or maintained by the Company in addition to or replacement of such publication

‘Normal Anticipated Retirement Date’ 65 years of age or such other age at which an Eligible Employee is required to retire by his contract of employment

‘Option’ a right granted to acquire Shares pursuant to this Scheme which is for the time being subsisting

‘Option Certificate’ a certificate issued to an Option Holder in accordance with rule 2.5

‘Option Holder’ a person holding an Option

‘Option Price’ the acquisition price for a Share comprised in any Option which shall be determined by the Directors and, subject to rule 10, shall be not less than the higher of:

(a)                                  the Market Value of a Share averaged over the three Dealing Days immediately preceding the relevant Date of Grant; or

(b)                                 if higher and the Directors have determined that the exercise of the Option will be satisfied by the issue of Shares directly to the Option Holder, the nominal value of a Share.

‘Participating Company’ the Company and any Subsidiary which is for the time being nominated by Directors to be a company participating in this Scheme

‘Placing’ the placing of the Placing Shares at the Placing Price pursuant to the Placing Agreement

‘Placing Agreement’  means the conditional placing agreement entered into or to be entered into between the directors of the Company, the Company, and Teather & Greenwood Limited

‘Placing Price’ means the price per share payable in terms of the Placing Agreement

‘Placing Shares’ means the Shares subject to the Placing

‘Prohibited Period’ any period during which dealings in Shares by directors or relevant employees are prohibited by the Model Code, FSMA or the Criminal Justice Act 1993

‘Redundancy’ dismissal by reason of redundancy within the meaning given to that term by the Employment Rights Act 1996

‘Remuneration Committee’ a committee of the Directors appointed for the purpose inter alia of the administration of this Scheme

‘Retirement’ retirement at Normal Anticipated Retirement Date or such other date at which it is agreed with the Company or Subsidiary by which he is employed that such Eligible Employee may retire

‘the Schedule’ Schedule 4 to the Act

‘this ‘Scheme’ the BBI Approved Share Option Scheme established by these rules in its present form or as from time to time amended in accordance with the provisions hereof

‘Shares’ fully paid ordinary shares of 2.5 pence each in the capital of the Company which satisfy the conditions of paragraphs 16 to 20 of the Schedule

‘Share Certificate’ a certificate issued to an Option Holder in accordance with rule 6.4

‘Standalone Option’ means the standalone unapproved option over such number of ordinary shares of 2.5 pence each in the capital of the Company as is equivalent to three per cent of the entire issue share capital of the Company following Admission granted to David Evans

‘Subsidiary’ a company which is both under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 or which is not under the control of any single person but which is controlled by two persons one of whom is the Company and whose employees do not participate in any employees share schemes approved under the Schedule other than that which may be operated from time to time by the Company (and ‘Subsidiaries’ shall be construed accordingly)

‘UKLA’ means the “competent authority” as that expression is defined in FSMA.

1.2           In these rules unless the context otherwise requires words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender.

2              Participation

2.1           The Directors may, on such dates as they shall determine (subject to rules 2.3 and 2.4 below) grant Options to such Eligible Employees as they may in their absolute discretion select. No Eligible Employee shall be entitled as of right to participate in this Scheme. In determining the extent of participation of an Eligible Employee the Directors shall be subject to the limits contained in rule 3 and no Options shall be granted to an Eligible Employee within a period of six months of such Eligible Employee’s Normal Anticipated Retirement Date.

2.2           The Directors may impose an objective condition on any Option which they grant preventing its exercise (other than in accordance with rules 4.2 (except in the case of Retirement), 4.3 and 4.4, 7 or 9 or following an exchange of options pursuant to rule 8) unless such condition has been complied with (‘the Exercise Condition’).

2.3           Subject to rule 2.4 below if and for so long as the Shares are admitted to the Official List of the London Stock Exchange or the Shares are introduced to the Alternative Investment Market (“AIM”) or in any other market supervised by any regulatory authority the Directors may only grant Options within the periods commencing:

2.3.1        on the Dealing Day next following the Date of Adoption and ending forty-two days after such Date of Adoption; or

2.3.2        if later than the Date of Adoption, on the Dealing Day next following the date of Admission and ending forty-two days after the date of Admission; or

2.3.3        on the Dealing Day next following the Date of Announcement and ending forty-two days after such Date of Announcement.

Provided that an Option may not be granted during a Prohibited Period, except in circumstances where this is permitted under the Model Code. If any of the time periods above would result in the grant being precluded as a result of falling within a Prohibited Period, the time period may be extended until not later than seven days after the expiry of the Prohibited Period.

2.4           Notwithstanding rule 2.3 above the Directors may grant Options outside the periods specified in that rule in circumstances which the Directors in their absolute discretion deem sufficiently exceptional to justify the grant of Options at that time.

2.5           The Directors shall grant Options by resolution. As soon as practicable thereafter the Directors shall issue in respect of each Option granted as aforesaid an Option Certificate executed as a Deed. The date of issuing such certificate shall be taken for all purposes of this Scheme as the Date of Grant in respect of the relevant Option. No payment to the Company shall be required on the grant of an Option. The Option Certificate shall be in such form as the Directors shall from time to time determine and shall specify the number of shares comprised in the Option, the Date of Grant, the Option Price and any Exercise Condition.

2.6           Any Eligible Employee to whom an Option is granted may by notice given in writing within 30 days after its Date of Grant renounce his rights thereto, in which event such Option shall be deemed for all purposes never to have been granted.

2.7           Each Option shall be personal to the Option Holder to whom it is granted and other than a transfer to the Option Holder’s personal representatives on death shall not be transferable, assignable or chargeable. Any other purported transfer, assignment, assignation, charge, disposal or dealing with the rights and interests of the Option Holder under this Scheme shall render the Option void.

3              Restrictions on the granting of options

3.1           The aggregate number of Shares which may be issued on the exercise of Options granted on any day in the period of ten years commencing on the Date of Adoption shall not, when added to the aggregate of:

3.1.1        the total number of Shares issued or remaining issuable in respect of Options granted in the ten years preceding that day;

3.1.2        the total number of Shares issued or remaining issuable in respect of Options granted under Any Other Option Scheme in the ten years preceding that day; and

3.1.3        the total number of Shares issued or remaining issuable in respect of the Standalone Option;

exceed such number as represents 15 per cent of the issued ordinary share capital of the Company immediately prior to that day.

For the purpose of the limit contained in rule 3.1, shares subject to an award or option which has, lapsed, renounced or otherwise become incapable of being exercised or which was granted prior to Admission shall be disregarded.

3.2           On any Date of Grant the aggregate Market Value for Shares which may be issued on the exercise of any Option then granted shall not, when aggregated with the Market Value of any Shares which remain to be acquired on the exercise of options granted to the Option Holder in question or which could have been acquired but for the surrender or lapse of any such option during the period of ten years immediately preceding such Date of Grant under:

3.2.1        this Scheme;

3.2.2        any Other Employee Share Scheme established either before or after this Scheme for which Inland Revenue approval is obtained under paragraph 1 of the Schedule;

exceed £30,000.  An option shall be limited and only take effect to the extent that the Market Value of the Shares at the Date of Grant does not exceed the limit imposed by this rule.

For the purpose of the limit contained in rule 3.2, there shall be disregarded any shares subject to rights which have lapsed, been renounced or otherwise become incapable of being exercised; and any shares issued on the exercise of an option shall be taken into account once only (when the option is granted) and shall not fall out of account when the option is exercised.

3.3           No Eligible Employee shall be granted Options to replace those he has already exercised unless the Directors are satisfied that the grant of such Options is justified by the performance of the Company in the preceding two years.

3.4           No Options shall in any event be offered more than 10 years after the Date of Adoption.

4              Rights to exercise options

4.1           Subject to the provisions of rules 4.2 to 4.5 and to rules 6.6, 7, 8 and 9 an Option shall be capable of being exercised in accordance with the provisions of rule 6:

4.1.1        following the third anniversary of its Date of Grant, and

4.1.2        before the tenth anniversary of its Date of Grant.

Provided that any relevant Exercise Condition has been satisfied, unless the rules provide otherwise.

No Option may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would not be in accordance with the Model Code, FSMA or the Criminal Justice Act 1993.

4.2           Upon an Option Holder ceasing to be in Employment by reason of injury, disability, sickness, pregnancy, Redundancy, Retirement, the company for which the Option Holder works ceasing to be under the Control of the Company or any Subsidiary or the undertaking or part-undertaking in which the Option Holder works being transferred to a person which is not under the Control of the Company or any Subsidiary any Option or Options held by him shall notwithstanding rule 4.1.1 become and remain capable of exercise (if and to the extent that any Exercise Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date on which the Option Holder ceased to be employed by the Company or a Participating Company) subject to the provisions of rule 5.

4.3           The Directors acting fairly and reasonably in their discretion may determine that upon an Option Holder ceasing to be in Employment for any reason other than by reason of the events listed in rule 4.2 the said Option or Options held by him shall notwithstanding rule 4.1.1 become and remain capable of exercise subject to the provisions of rule 5 and if the Directors shall so exercise their discretion they shall notify the Option Holder accordingly. Options shall only be exercisable in accordance with this rule 4.3 if and to the extent that any Exercise Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date on which the Option Holder ceased to be employed by the Company or a Participating Company. Options not exercised within the period specified by the Directors under this rule lapse immediately.

4.4           Upon the death of an Option Holder any Option or Options held by him shall notwithstanding rule 4.1.1 become and shall remain capable of exercise by his personal representative(s) but subject to the provisions of rule 5.

4.5           If an Option Holder, whilst continuing to be an Eligible Employee is transferred to work in another country and as a result of that transfer the Option Holder will either:-

(a)                                  become subject to income tax on his remuneration in the country to which he is transferred and the Directors are satisfied that as a result he will suffer a tax disadvantage upon exercising his Option; or

(b)                                 become subject to restrictions on his ability to exercise his Option or to deal in the Shares issued upon the exercise of that Option by reason of or in consequence of the securities laws or exchange control laws of the country to which he is transferred, the Directors (acting fairly and reasonably) may permit the Option Holder to exercise his Option in the period commencing three months before and ending three months after the transfer takes place.

4.6           Subject to rules 4.2, 4.3 and 4.4, an Option may be exercised only while the Option Holder is employed within the Group and if an Option Holder ceases to be employed within the Group (in accordance with rule 4.7), any Option granted to him shall lapse immediately.  This rule 4.6 shall apply where the Option Holder ceases to be employed within the Group in any circumstances (including, in particular but not by way of limitation, where the Option Holder is dismissed unfairly, wrongfully, in breach of contract or otherwise).

4.7           For the purpose of rules 4.2 and 4.3, an Option Holder shall not be treated as ceasing to be employed within the Group until he no longer holds any office or employment in the Group. A female Option Holder who ceases to be an Eligible Employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her Option shall be treated for those purposes as not having ceased to be an Eligible Employee.

5              Lapse of options

5.1           Insofar as it has not previously been exercised an Option shall lapse upon the earliest of the following:

5.1.1        the expiry of ten years from its Date of Grant;

5.1.2        in the event an Option Holder leaves Employment for any reason set out in rule 4.2, the expiry of twelve months from the date he leaves Employment;

5.1.3        the date an Option Holder is given notice to or leaves Employment for any reason other than those set out in rule 4.2 unless at that time an Option is already exercisable under rule 7 in which case the Option shall remain exercisable for the period specified under that rule and thereafter it shall lapse unless the Directors shall exercise their discretion under rule 4.3 in which case an Option shall lapse on the expiry of twelve months from the date the Option Holder leaves Employment;

5.1.4        in the event of an Option Holder’s death the expiry of twelve months from the date of the Option Holder’s death;

5.1.5        the date on which an Option lapses pursuant to rules 7 to 9.

6              Exercise of options

6.1           Options may be exercised in whole or in part.

6.2           In order to exercise an Option in whole or in part, the Option Holder (or as the case may be, his personal representative(s)) must deliver to the Secretary of the Company a notice in writing specifying the number of Shares in respect of which the Option is being exercised accompanied by payment in full for those Shares in respect of which the Option is exercised. Such notice shall take effect on the day it, together with the appropriate payment, is delivered and such day shall constitute, for all purposes, the date of exercise of such Option. Such notice shall be given only in such form as the Directors may from time to time prescribe.

6.3           In the event of an Option being exercised in part only, the balance of the Option not thereby exercised shall continue to be exercisable in accordance with rule 4 and the provisions of this rule until such time as it shall lapse in accordance with the provisions of rule 5 and the Company shall issue to the Option Holder a Balance Option Certificate in respect of that part of his Option which the Option Holder had elected not to exercise. A Balance Option Certificate shall state the remaining number of Shares over which the Option remains capable of exercise and shall be in such form as the Directors shall from time to time determine. The Option Certificate or any Balance Option Certificate previously issued to the Option Holder shall also be lodged with the Company on the exercise of any Option or any part thereof.

6.4           As soon as practicable and in any event not more than thirty days after receipt by the Company of such notice, Option Certificate or Balance Option Certificate and payment, the Shares in respect of which the Option has been exercised shall be issued by the Company upon definitive Share Certificates or the Directors shall procure that they be transferred.

6.5           The Shares to be allotted upon such exercise of an Option shall be identical and rank pari passu in all respects with the fully paid shares of the same class in issue on the date of such exercise, save as regards any rights attaching to Shares by reference to a record date prior to the date of exercise.

6.6           The allotment or transfer of any Shares under the Scheme shall be subject to obtaining any approval or consent mentioned in rule 13.5 below.

6.7           No Option may be granted to or exercised by an individual at any time when he is precluded by paragraph 9 of the Schedule from participating in the Scheme.

7              Takeovers, reconstructions and amalgamations

7.1           Subject to the provisions of rule 7.2 if an offer is made to all shareholders to acquire the whole or a majority of the issued Shares, (other than those which are already owned by the offeror and/or any persons acting in concert with him) notice thereof shall be given by the Company to all Option Holders, and an Option Holder or (as the case may be) his personal representative(s) shall at any time within six months of the offeror (together with any person acting with him) obtaining Control of the Company be entitled to exercise his Option provided that an Option Holder shall not be entitled to exercise his Option during the period between the announcement of the offer and the date on which it lapses, is withdrawn or becomes unconditional and provided such exercise is before the expiry of the date upon which the Option lapses in accordance with the provisions of rule 5. Options shall only be exercisable in accordance with this rule 7.1 if and to the extent that any Exercise Condition has been satisfied on a pro-rated basis, if appropriate, taking into account the reduction in the performance period at the date on which the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.  All Options remaining unexercised at the expiry of the said period of six months shall lapse.

7.2           If, during the period of six months referred to in rule 7.1 the offeror becomes entitled to exercise the rights of compulsory acquisition of Shares pursuant to sections 428-430F of the Companies Act 1985 (or any statutory modification or re-enactment thereof) all Options may be exercised at any time during the period beginning with the date the person serves a notice under section 429 and ending seven clear days before the date on which the person ceases to be entitled to serve such a notice, subject always to the provisions of rule 5.  Options shall only be exercisable in accordance with this rule 7.2 if and to the extent that the Exercise Condition has been satisfied on a pro-rated basis, if appropriate, taking into account the reduction in the performance period at the date on which the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Options not exercised within the period specified in this rule 7.2 shall cease to be exercisable immediately and shall lapse when the person ceases to be entitled to serve a notice under section 429.

7.3           If under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purpose of or in connection with a scheme for the reconstruction of the company whose shares comprise the Shares, or its amalgamation with any other company or companies notice thereof shall be given by the Company to all Option Holders and an Option Holder or (as the case may be) his personal representative(s) shall at any time within six months of such compromise or arrangement being sanctioned by the Court be entitled to exercise his Option (provided that it is before the date upon which the Option lapses in accordance with the provisions of rule 5). Options shall only be exercisable under this rule 7.3 if and to the extent that any Exercise Condition has been satisfied on a pro-rated basis, if appropriate, and taking into account the reduction in the performance period at the date of the meeting of the members of the Company ordered by the Court. On the expiry of the said period of six months Options will lapse immediately.

8              Exchange of options

8.1           If an Acquiring Company

8.1.1       obtains Control of the Company as a result of making:

8.1.1.1    a general offer to acquire the whole of the issued ordinary share capital of the Company (other than that which is already owned by the Acquiring Company and/or by its holding company and/or any subsidiary of it or its holding company) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

8.1.1.2    a general offer to acquire all the Shares (or such of the Shares as are not already owned by the Acquiring Company and/or by its holding company and/or by any subsidiary of it or its holding company); or

8.1.2       obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

8.1.3       becomes bound or entitled to acquire the Shares under sections 428 to 430F of the Companies Act 1985.

The Option Holder, or as the case may be, his personal representatives may at any time within the appropriate period, by agreement with the Acquiring Company, release each subsisting Option he holds which has not lapsed in accordance with any other provisions of these rules (the “Old Option”) in consideration of the grant to him of a new Option (the “New Option”) which complies with the provisions of rule 8.3. In this rule 8 the expressions ‘holding company’ and ‘subsidiary’ shall have the meanings given to them by section 736 of the Companies Act 1985.

8.2           In rule 8.1 above ‘the appropriate period’ means:

8.2.1        in a case falling within sub-paragraph 8.1.1, the period of six months beginning with the time when the Acquiring Company has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

8.2.2        in a case falling within sub-paragraph 8.1.2, the period of six months beginning with the time when the Court sanctions the compromise or arrangement; and

8.2.3                       in a case falling within sub-paragraph 8.1.3, the period during which the Acquiring Company remains bound or entitled as mentioned in that sub-paragraph.

8.3                                 The New Option must:

8.3.1                       be over shares in the Acquiring Company, a company having Control over the Acquiring Company, or a company which is or has Control of a company which is a member of a consortium owning either the Acquiring Company or a company having control of the Acquiring Company. Accordingly, with effect from the release of the Old Option and in relation to the New Option in rules 4 to 12 inclusive and rules 2.2 and 13.2 references to ‘the Company’ (including any such references which occur in expressions which are defined in rule 1 and used in these rules) shall be construed as if they were references to the ‘Acquiring Company’, and references in the rules to ‘Shares’ (with the exception of rule 2) shall be construed as if they were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted;

8.3.2        either constitute the right to acquire such number of Shares as has on the acquisition of the New Option an aggregate market value equal to the aggregate market value of the Shares the subject of the Old Option on its release (market value for this purpose being established as provided in the definition of ‘Market Value’ in rule 1.1 with substitution of a reference to ‘the date of acquisition and disposal’ for the reference to ‘the Dealing Day preceding the relevant Date of Grant’);

8.3.3        have an Option Price such that the aggregate Option Price payable on complete exercise equals the aggregate Option Price which would have been payable on complete exercise of the Old Option; and

8.3.4        be otherwise identical in terms to the Old Option.

8.4           The New Option shall, for all other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option in consideration of the release of which it is granted.

9              Winding-up

9.1           If an effective resolution in general meeting for the voluntary winding-up of the company whose shares comprise the Shares is passed before the date upon which an Option lapses in accordance with the provisions of rule 5 such Option shall thereupon become and shall remain capable of exercise for the period of six months after such resolution becomes effective (at the end of which period all Options shall lapse immediately), provided that such Option is so exercised before the date upon which it lapses in accordance with the provisions of rule 5. If such resolution is duly passed, Option Holders who have previously exercised their Options (or who do so during the said period of six months) having duly delivered payment therefor and having delivered their Option Certificate or Balance Option Certificate shall be entitled as appropriate to share in the net assets of the Company but all other Options shall lapse.

9.2           An Option shall lapse immediately in the event of the Company being wound-up otherwise than in the event of a voluntary winding-up.

10           Adjustment of options

10.1         Upon the occurrence of an Issue or Re-organisation, the number or nominal value of Shares comprised in each Option and/or the Option Price thereunder may be adjusted in such manner as the Directors may deem appropriate to the intent that (as nearly as maybe without involving fractions of a Share or an Option Price calculated to more than two decimal places) the maximum aggregate Option Price payable in respect of an Option shall remain unchanged provided always that the prior approval of the Board of the Inland Revenue is obtained for such adjustment. Notice of any such adjustments shall be given to the Option Holders by the Directors who may at their discretion call in Option Certificates or Balance Option Certificates for endorsement or replacement. The Directors may seek written confirmation from the Auditors that any such adjustment is in their opinion fair and reasonable.

10.2         Subject to rules 10.3 and 10.4, no adjustment shall be made to the Option Price which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share and, if an adjustment would so result, the Option Price shall be the nominal value of a Share.

10.3         Notwithstanding rule 10.2, an adjustment may be made which would result in the Shares subject to an Option being issued at a price per Share lower than the nominal value of a Share if and to the extent that the Directors are authorised to capitalise from the Company’s reserves a sum equal to the amount by which the aggregate nominal value of the Shares subject to the Options which are adjusted exceeds the aggregate adjusted Option Price under such Options. If such an adjustment is made, on the subsequent exercise of the Option the Directors shall capitalise such sum and apply the sum in paying up such excess.

10.4         An adjustment shall not have effect until the adjustment has been approved by the Inland Revenue.

11           Expenses

11.1         Any expenses of the Company involved in any issue of Shares in the name of any Option Holder or his personal representative(s) or nominee(s) shall be payable by the Company.

12           Administration

12.1         Any notification or other notice in writing which the Company is required to give, or may desire to give, to any Eligible Employee or Option Holder (or his personal representative(s)) in pursuance of this Scheme shall be sufficiently given if delivered to him by hand or sent through the post in prepaid cover addressed to the Eligible Employee or Option Holder (or his personal representative(s)) at the last address known to the Company as being his address. Any certificate, notification or other notice in writing required to be given to the Company or the Secretary of the Company shall be properly given if sent to or delivered to the Company at its registered office. Any notification, certificate or other notices sent by post shall be deemed delivered on the second day following the date of posting. All notices documents, or certificates given by or to an Eligible Employee or Option Holder (or his personal representative(s)) shall be sent at his risk.

12.2         Option Holders (or their personal representative(s)) shall have made available to them copies of all notices and other documents sent by the Company to its holders of Shares generally.

13           General

13.1         The Directors shall at all times ensure that there are sufficient Shares available as may be required to meet the subsisting rights of Option Holders either by ensuring that the Company shall keep available for allotment unissued shares at least sufficient to satisfy Options under which Shares may be subscribed for and/or to procure that sufficient Shares are available for transfer to satisfy such Options.

13.2         The Company shall at its expense make application to the Council of The London Stock Exchange either for admission to the Official List or permission for the introduction to AIM of all Shares allotted pursuant to the exercise of any Option provided that Shares are at that time either listed on The London Stock Exchange or introduced to AIM.

13.3         The decision of the Directors in any dispute or question relating to any Option or to the interpretation of these rules shall be final and conclusive.

13.4         Participation in this Scheme by an Option Holder is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of Employment and participation in this Scheme shall in no respects whatever affect in any way an Option Holder’s pension rights or entitlement or terms or conditions of Employment. In particular (but without limiting the generality of the foregoing words) any Option Holder who leaves Employment shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or by way of compensation for loss of office or otherwise howsoever.

13.5         The grant of an Option shall be subject to obtaining any approval or consent required under the provisions of the ‘Admissions of Securities to Listing’ published by the London Stock Exchange, of the rules of the London Stock Exchange governing admission to and the operation of AIM and of the City Code on Takeovers and Mergers, or of any regulations and enactments thereunder.

13.6         If the Company is obliged in any jurisdiction to account for income tax and national insurance contributions for which the Option Holder is liable by virtue of the exercise of the Option and the Company has not received from the Option Holder the necessary amount within 21 days of the exercise of the Option, then the Company shall be entitled to discharge such liability by selling sufficient Shares in respect of which the Option has been validly exercised and allotting or procuring the transfer of the balance of the Shares to the Option Holder.

14           Modifications and alterations to the scheme

14.1         No modification or alteration shall be effective without the prior approval of the Board of the Inland Revenue to the modification or alteration proposed, subject to that the rules of this Scheme may at any time and in any respects be modified or altered by resolution of the Directors subject to the following provisions:

14.1.1     except with the prior sanction of the Company in general meeting, no alteration which is to the advantage of Eligible Employees or Option Holders shall be made to this Scheme altering the definitions of ‘Eligible Employee’, ‘Full Time’, ‘Issue or Reorganisation’, ‘Market Value’, ‘Option Price’, and ‘Remuneration Committee’, or the restrictions on the exercise of Options or the rights attaching to Shares issued in pursuance of Options or to the following rules:

(a)     rule 2;

(b)     rule 3;

(c)     rules 4 and 5;

(d)     rule 6

(e)     rules 7, 8, 9, 10 and 14;

14.1.2     no modification or alteration, other than to an Exercise Condition shall be made which would abrogate or alter adversely the subsisting rights of an Option Holder unless it is made with the consent in writing of such number of Option Holders as hold Options under the Scheme to acquire 50 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or by a resolution at a meeting of Option Holders passed by not less than 50 per cent of the Option Holders who attend and vote either in person or by proxy; and for the purposes of this rule 14.1.2 the Option Holders shall be treated as the holders of a separate class of share capital and provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis;

14.1.3     no modification or alteration shall be made to the Scheme if it would thereby cease to be an Employees Share Scheme;

14.1.4      no alteration which solely relates to an Exercise Condition subject to which an Option has been granted shall be made unless after the Directors have imposed an Exercise Condition events occur which cause them to consider that it is no longer appropriate in which case the Directors may amend the Exercise Condition provided always that any such amendment may only be one which the Directors reasonably consider will result in a fairer measure of performance and will be neither more nor less difficult to satisfy than would have been the case if there had been no such amendment.

14.2         Rule 14.1.1 does not apply to any minor amendment made to benefit the administration of the Scheme, to take account of a change in legislation, or to obtain or maintain legitimate favourable tax, exchange control or regulatory treatment for Option Holders or the Company or any Subsidiary.

15           Trustees

15.1         The Company and any Subsidiary of the Company (as defined in Section 736 of the Companies Act 1985) may provide money to the trustees of any trust or any other person to enable him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for these purposes, to the extent permitted by Section 153 of the Companies Act 1985 provided that any trust deed made for this purpose has previously been submitted to the Board of the Inland Revenue.

16           Requests for information

16.1         An Option Holder shall:

(a)                                 promptly provide to the Company such information as it may reasonably request; and

(b)                                consent to the Company providing such information concerning him to the Board of the Inland Revenue so that the Company may comply with, inter alia, such requests for information as the Board of the Inland Revenue may make under paragraph 33 of the Schedule.

17           Termination

17.1         The Company in general meeting or the Directors may at any time resolve to terminate this Scheme in which event no further Options shall be granted but the provisions of this Scheme shall in relation to Options then subsisting continue in full force and effect.